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                                                                  EXECUTION COPY



                            TRUST PURCHASE AGREEMENT

         THIS AGREEMENT, made and entered into this 16th day of July, 1998, is by and among IAT REINSURANCE SYNDICATE LTD. ("Buyer"), a Bermuda corporation with its principal office in Bermuda, and WILMINGTON TRUST COMPANY ("Trustee"), a Delaware corporation with its principal office in Wilmington, Delaware, in its capacity as Trustee of the McMillen Trust.

                              BACKGROUND STATEMENT

         The McMillen Trust (the "Trust") owns 3,087,500 shares of the issued and outstanding common stock of McM Corporation ("McM"), a North Carolina corporation headquartered in Raleigh, North Carolina. Buyer wishes to acquire approximately 49% of the issued and outstanding shares of McM by buying approximately 14% of such shares from the Trust and by buying approximately 35% of such shares in a tender offer (the "Tender Offer") to all persons owning shares other than the Trust. In consideration of the Trust's entering into this Agreement and for not participating in the Tender Offer, the Buyer will deposit with the Trust the sum of $8,864,390.00 (the "Fund"), to be held and invested and reinvested by the Trust as provided in this Agreement.

                             STATEMENT OF AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing, and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound, the parties hereto agree as follows:

         1.       Sale and Purchase of Shares.

         (a) Subject to the terms and conditions of this Agreement, the Trustee shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase from the Trustee, 658,900 shares of McM (the "Purchased Shares"). At the Closing (as hereinafter defined), the Trust shall deliver to Buyer the certificates representing the Purchased Shares, accompanied by stock powers duly executed and such other documents of transfer as may be required to transfer legal title to the Purchased Shares to Buyer.

         (b) The purchase price for the Purchased Shares shall be $3.65 per share or a total purchase price of $2,404,985.00 (the "Purchase Price"). The Purchase Price shall be paid by Buyer to the Trustee at the Closing.

         (c) The Closing of the purchase and sale of the Purchased Shares (the "Closing") will take place at the offices of Ragsdale, Liggett & Foley, Raleigh, North Carolina, within five business days after all of the conditions precedent to closing have been satisfied or waived, or at such other place, time and date as the parties may agree upon in writing (the "Closing Date").



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         2.       Deposit of the Fund.

         (a) Buyer agrees to transfer to the Trust the sum of $8,864,390.00 (the "Fund") on the Closing Date. The Fund shall be held by the Trust and invested and reinvested by the Trustee in accordance with the instrument creating the Trust as modified by orders of the Court of Chancery of the State of Delaware. Any income earned on the Fund and any increases in the principal of the Fund shall be and remain the sole property of the Trust. Buyer shall not be responsible or liable for any decreases in the value of the Fund as a result of investments by the Trustee.

         (b) After the purchase and sale of the Purchased Shares, the Trust will own 2,428,600 shares of McM (the "Retained Shares"). If Buyer makes an offer at any time to purchase the Retained Shares, the parties agree that the original principal amount of the Fund, or $8,864,390.00, regardless of any increases or decreases in the value of the Fund or any income earned on the Fund, shall constitute a credit against the purchase price for the Retained Shares. Buyer by this Agreement is making no commitment to purchase or make an offer to purchase the Retained Shares, and the Trust by this Agreement is making no commitment to sell the Retained Shares. Nor are the parties agreeing to a purchase price for the Retained Shares if and when an offer to sell or purchase the Retained Shares shall occur.

         (c) If the Trust at any time sells any of the Retained Shares to any third party other than Buyer or Buyer's assignee, the Trust shall within five (5) business days after such sale refund to Buyer an amount equal to $3.65 per share for each share of the Retained Shares sold to such third party.

         (d) If McM at any time makes a filing for protection or liquidation under any section of the United States Bankruptcy Code or similar state law relating to insolvency or receivership, or if the insurance commissioner of any state institutes receivership or liquidation proceedings against McM, the Fund shall become the absolute property of the Trust subject to no restrictions or obligations, and the Trust within five (5) business days of any such filing or proceeding shall transfer to Buyer all of the Retained Shares with no further consideration to be paid by Buyer to the Trust for such shares. The Trust shall deliver to Buyer the certificates representing the Retained Shares accompanied by stock powers duly executed and such other documents of transfer as may be required to transfer legal title to the Retained Shares to Buyer.

         3. Representations and Warranties by the Trustee. The Trustee hereby represents and warrants to Buyer as follows:

         (a) The Trustee is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Trustee is the duly qualified and acting trustee pursuant to the terms of a deed of trust from Alonzo B. and Florence O. McMillen created in 1925. The Trustee is duly authorized to execute and deliver this Agreement.

         (b) The Trustee has good and valid title to the Purchased Shares free and clear of all restrictions, claims, liens, charges and encumbrances whatsoever, and the Trustee has full right, power and authority to sell, transfer and deliver the Purchased Shares owned by the Trust to Buyer and, upon delivery of the certificate or certificates therefor pursuant to the terms hereof,



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and Buyer's acceptance thereof, will have transferred to Buyer good, marketable and valid title thereto, free and clear of any restrictions, claims, liens, charges or encumbrances whatsoever.

         (c) The execution, delivery and performance by the Trustee of this Agreement and the transactions contemplated hereby have been duly and validly authorized and approved by all requisite corporate or other action on the part of the Trustee. The Trustee has the power, authority, and capacity to enter into and perform its obligations under this Agreement, and to consummate the transactions contemplated herein. This Agreement has been duly and validly executed by the Trustee and is the legal, valid and binding obligation of the Trustee and the Trust, enforceable in accordance with its terms, except as enforceability may be limited by equitable principles or by bankruptcy, fraudulent conveyance or insolvency laws affecting the enforcement of creditors' rights generally.

         (d) Neither the execution and delivery of, nor the performance of its obligations under, this Agreement by the Trustee, nor the consummation of the transactions contemplated herein, will conflict with, violate or result in a breach of any of the terms or provisions of, or constitute a default (with the passage of time or giving of notice or both) or give rise to any right of termination, cancellation or acceleration under any agreement or instrument to which the Trustee is a party or violate any law, order, judgment, decree, rule or regulation of any court or governmental authority having jurisdiction over the Trustee or any of the property of the Trust.

         (e) The Trustee has not retained any broker or finder in connection with the transactions contemplated herein so as to give rise to any valid claim against Buyer for any fee, sales commissions, finders' fees, financial advisory fee or other fees or expenses for which Buyer shall be liable.

         4. Representations and Warranties of Buyer. Buyer hereby represents and warrants to the Trustee as follows:

         (a) Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of Bermuda, and has full corporate power and authority to carry on its business as now conducted.

         (b) The execution, delivery and performance by Buyer of this Agreement and the transactions contemplated hereby have been duly and validly authorized and approved by all requisite shareholder and corporate action. Buyer has the power, authority and capacity to enter into and perform its obligations under this Agreement, and to consummate the transactions contemplated herein. This Agreement has been duly and validly executed by Buyer and is the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, except as enforceability may be limited by equitable principles or by bankruptcy, fraudulent conveyance or insolvency laws affecting the enforcement of creditors' rights generally.

         (c) Neither the execution and delivery of, nor the performance of its obligations under, this Agreement by Buyer, nor the consummation of the transactions contemplated herein, will conflict with, violate or result in a breach of any of the terms or provisions of, or constitute a default (with the passage of time or giving of notice or both) or give rise to any right of termination, cancellation or acceleration under any indenture, mortgage, deed of trust, lease,



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note, or other agreement or instrument to which Buyer is a party, conflict with any provision of the charter documents of Buyer, or violate any law, order, judgment, decree, rule or regulation of any court or governmental authority having jurisdiction over Buyer or its property.

         (d) The Purchased Shares acquired by Buyer pursuant to this Agreement are being acquired for investment purposes only and not with a view to any public distribution thereof, and Buyer will not offer to sell or otherwise dispose of the shares so acquired by it in violation of any federal or state law applicable to the sale, resale, or distribution of securities.

         (e) Buyer has not retained any broker or finder in connection with the transactions contemplated herein so as to give rise to any valid claim against the Trustee or the Trust for any fee, sales commissions, finders' fees, financial advisory fee or other fees or expenses for which the Trustee or the Trust shall be liable.

         5.       Certain Covenants.

         (a) The Trustee acknowledges that Buyer has already invested $5,000,000 in capital for McM at a below market interest rate of 5% per annum and plans to commit additional capital to McM in the future. The Trustee also acknowledges that the management of Buyer has expertise in the management and operation of insurance companies and that the devotion of time and expertise by the management of Buyer to McM will cause Buyer to forego significant opportunities in regard to other investments. Buyer intends to make available to McM the services of Peter R. Kellogg, its president and chief executive officer, in the management and direction of McM. Mr. Kellogg has vast experience and background and a proven record of success in the management and operation of insurance companies. Mr. Kellogg will devote significant time and effort to the management of McM with no employment agreement and no compensation of any kind. Nor will Buyer or Mr. Kellogg charge McM any management or advisory fees. Buyer intends to negotiate an agreement with McM that will give Buyer rights to purchase from McM for a nominal sum 60,000 shares of a new issue of preferred stock of McM that will have a par value of $1000 per share, will not have a vote, will not pay a dividend, will not be convertible into common stock of McM, and will have such other rights, preferences and characteristics to which Buyer and McM may agree, including but not limited to the right to a preference in any liquidation or dissolution of McM equal to the par value of such preferred stock before any amount is payable or distributable with respect to the common stock of McM. The rights to purchase preferred stock of McM shall be exercisable only if, at any time, Buyer's designees cease to control the board of directors of McM or if the Trust sells to any third party other than Buyer or Buyer's assignee any of the Retained Shares. The Trustee acknowledges that the issuance of such rights to purchase preferred stock by McM to Buyer is appropriate in order to properly compensate Buyer for its capital and management commitments to McM. The Trustee covenants and agrees with Buyer that it will not oppose and will support the issuance of the rights to purchase preferred stock of McM, and, if required by law or requested by Buyer, the Trustee will vote all of the Retained Shares in favor of the issuance of such rights.

         (b) The Trustee covenants and agrees that it will not tender any of the Retained Shares in the Tender Offer.



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         (c)      Should Buyer subsequently wish to sell the Purchased Shares to a third party on or before but not after December 31, 2003, Buyer shall first obtain the written consent of the Trustee, such consent not to be unreasonably withheld if the Trustee is reasonably satisfied as to the financial and professional qualifications of such third party. The certificate(s) for the Purchased Shares shall bear an appropriate legend with respect to this requirement. Buyer will grant to the Trustee a right of first refusal to buy the Purchased Shares and any other capital stock and rights to acquire capital stock of McM on the same terms and at the same price offered to any third party by Buyer. If Buyer receives an offer to purchase the Purchased Shares or any other capital stock or rights to acquire capital stock of McM from a third party which Buyer is willing to accept, Buyer shall give the Trustee written notice of such offer describing the terms and the price of such offer. The Buyer shall be free to transfer such Purchased Shares or other capital stock or rights to such third party on the terms described in such notice unless Buyer receives written notice from the Trustee, within 5 business days after the delivery of Buyer's notice described above, indicating that Trustee is exercising its right of first refusal. Buyer shall also be free to transfer such Purchased Shares, capital stock or other rights to such third party on the terms described in Buyer's notice to the Trustee, if within 15 days after the Trustee indicates to Buyer its desire to exercise its right of first refusal, the transaction between the Trustee and Buyer is not closed due to no fault of Buyer.

         (d) If Buyer makes an offer in writing to the Trust to purchase the Retained Shares at a price in cash that has been determined by a nationally recognized investment banking firm reasonably acceptable to the Trustee to be fair from a financial point of view to the Trust as majority shareholder of McM but which in no event shall be less than $3.65 per share, and if the Trustee declines to accept such offer within twenty business days after such offer is made, the Trustee shall, within five business days after the expiration of the period for acceptance of the offer, pay to Buyer an amount equal to the original principal amount of the Fund. If the Trustee accepts such offer (subject to approval of Court of Chancery of the State of Delaware having jurisdiction over the Trust, if required) within such twenty day period and if the price offered for the Retained Shares is greater than the original principal amount of the Fund, Buyer shall pay to the Trustee within five business days after expiration of the period for acceptance of the offer an amount equal to the difference between the price offered for the Retained Shares and the original principal amount of the Fund plus interest on the original principal amount of the Fund at a rate of 6% per annum from the date the Trust received the Fund to and including the date of payment by Buyer for the Retained Shares, and the Trustee shall transfer the Retained Shares to Buyer free and clear of all claims, liens, and encumbrances. If the Trustee accepts such offer within such twenty day period and if the price offered for the Retained Shares is less than the original principal amount of the Fund, Buyer shall have no obligation to pay any additional amount to the Trust for the Retained Shares, the Trustee shall not be obligated to refund any portion of the Fund to Buyer, and the Trustee shall transfer the Retained Shares to Buyer free and clear of all claims, liens, and encumbrances within five business days after expiration of the period for acceptance of the offer.

         (e) If the Buyer does not make an offer to purchase the Retained Shares, the Trustee shall retain the Fund subject to the provisions of paragraph 2 of this Agreement.



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         6.       Conditions Precedent to Obligations of the Trustee. The
obligation of the Trustee under this Agreement to sell the Purchased Shares is subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

         (a) This Agreement and the transactions contemplated hereby have been approved by Court of Chancery of the State of Delaware having jurisdiction over the Trust and by the North Carolina Commissioner of Insurance.

         (b) The representations and warranties of Buyer contained herein shall be true and correct on and as of the Closing Date and on and as of the date hereof with the same effect as though made on and as of the Closing Date.

         (c) The waiting period under the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976 shall have expired or terminated.

         (d) Buyer shall have accepted for payment and paid for the shares of McM validly tendered and not withdrawn pursuant to the Tender Offer.

         7. Conditions Precedent to Obligations of Buyer. The obligations of Buyer under this Agreement to purchase the Purchased Shares and to consummate the other transactions contemplated by this Agreement are subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

         (a) This Agreement and the transactions contemplated hereby have been approved by Court of Chancery of the State of Delaware having jurisdiction over the Trust and by the North Carolina Commissioner of Insurance.

         (b) Buyer and McM shall have executed and delivered a definitive agreement in form and substance satisfactory to Buyer with respect to the issuance of rights to purchase preferred stock as contemplated by paragraph 5 of this Agreement.

         (c) The waiting period under the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976 shall have expired or terminated.

         (d) The representations and warranties of the Trustee contained herein shall be true and correct on and as of the Closing Date and on and as of the date hereof with the same effect as though made on and as of the Closing Date.

         (e) Buyer shall have accepted for payment and paid for the shares of McM validly tendered and not withdrawn pursuant to the Tender Offer.

         (f) The directors of McM, the spouses of the directors of McM, the Greenfield Children's Limited Partnership, the Jesse Greenfield IRA, and the charitable foundation of which Mr. Peyton Woodson is a trustee shall have agreed to sell or tender to Buyer an aggregate of 481,932 shares of common stock of McM at a price of $3.65 per share.



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         8.       Miscellaneous.

         (a) This Agreement may be terminated at any time prior to the Closing by mutual written consent of Buyer and the Trustee. If this Agreement is terminated in accordance with the foregoing provisions, all further obligations of the parties hereunder shall terminate. Unless so terminated this Agreement shall remain in full force and effect to and including the 1st day of June 2008, at which time this Agreement shall terminate.

         (b) The parties hereto shall assume and bear all expenses, costs and fees incurred or assumed by them in the preparation and execution of this Agreement and compliance herewith, whether or not the transactions contemplated hereby are consummated.

         (c) This Agreement shall not be assigned by any party without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that Buyer may cause any of its direct or indirect subsidiaries to take title to the Purchased Shares so long as Buyer shall guarantee punctual performance in full by such subsidiary of any and all obligations it may have under this Agreement or any agreement executed in connection herewith. This Agreement shall inure to the benefit of, and be binding upon and enforceable against, the successors and permitted assigns of the respective parties.

         (d) This Agreement or any term hereof may be changed, waived, discharged or terminated only by an agreement in writing signed by both parties. No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained herein shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in any other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

         (e) All payments to be made pursuant to this Agreement shall be made by certified or official bank check or by wire transfer of immediately available funds.

         (f) This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which, together, shall constitute one and the same instrument. This instrument shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of North Carolina (without reference to conflict of law provisions).

         (g) Subject to the provisions of paragraphs 6(a) and 7(a) above, and except as otherwise required by applicable law, each party agrees to keep this Agreement and the transactions contemplated hereby in strictest confidence and not to disclose the existence or terms of this Agreement to any third party without the written consent of the other.

                           (signature page to follow)



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         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                     BUYER:

                                     IAT REINSURANCE SYNDICATE LTD.


                                     By:     /s/ Peter R. Kellogg
                                             ----------------------------------
                                     Title:  President
                                             ----------------------------------
                                     Printed Name:  Peter R. Kellogg, President
                                                    ---------------------------



                                     WILMINGTON TRUST COMPANY, as Trustee of
                                     the McMillen Trust


                                     By:     /s/ Michael A. DiGregorio
                                             -----------------------------------
                                             Michael A. DiGregorio,
                                             Vice President/Senior Trust Counsel













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